Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Skeena Resources Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	457(h)	1,388,923(2)	$8.66(3)	$12,028,073.18	$0.0001476	$1,775.34
Equity	Common shares, without par value	457(c); 457(h)	559,504(4)	$4.35(5)	$2,433,842.40	$0.0001476	$359.24
Equity	Common shares, without par value	457(c); 457(h)	6,000,000(6)	$4.35(5)	$26,100,000.00	$0.0001476	$3,852.36
Total Offering Amounts					$40,561,915.58		$5,986.94
Total Fee Offsets							—
Net Fee Due							$5,986.94

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates shall also cover any additional common shares, no par value (the “Common Shares”) of Skeena Resources Limited (the “Registrant”) that become issuable by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other similar transactions effected without the Registrant’s receipt of consideration that result in an increase in the number of outstanding Common Shares.

(2)	Represents 1,388,923 Common Shares issuable pursuant to options granted under the Skeena Resources Ltd. Stock Option Plan that have not yet been exercised.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) on the basis of $8.66 per share (converted from C$11.76 at an exchange rate of C$1.00 = $0.7360, which was the daily average exchange rate reported by the Bank of Canada on March 27, 2024, a date within 5 business days of filing the registration statement to which this exhibit relates), which is the weighted average exercise price of option awards outstanding under the Skeena Resources Ltd. Stock Option Plan as of the date of the registration statement to which this exhibit relates.

(4)	Represents 559,504 Common Shares issuable pursuant to share units granted under the Skeena Resources Ltd. Restricted Share Unit Plan and Skeena Resources Ltd. 2023 Omnibus Equity Incentive Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the Common Shares on the New York Stock Exchange on March 27, 2024.

(6)	Represents 6,000,000 Common Shares for future issuance in connection with other awards issuable under the Skeena Resources Ltd. 2023 Omnibus Equity Incentive Plan.